UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

January 5, 2009

Date of Report (Date of earliest event reported)

NewStar Financial, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33211	54-2157878
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Boylston Street, Suite 1600, Boston, MA 02116

(Address of principal executive offices) (Zip Code)

(617) 848-2500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On January 5, 2009, NewStar Financial, Inc. (the “Company”) entered into a Stock Purchase and Sale Agreement (the “Agreement”) by and among the Company, as the purchaser, Southern Commerce Bank, National Association (the “Bank”) and Dickinson Financial Corporation (the “Seller’), as the seller. The Agreement provides for the Company to purchase all of the outstanding shares of capital stock of the Bank from the Seller for a purchase price equal to (i) the sum of the Bank’s total assets (less intangible assets) minus the Bank’s total liabilities as of the closing date, plus (ii) the product of 1.75% multiplied by the aggregate value of the loans that the Seller repurchased from the Bank in connection with the transaction (the value of these loans is calculated by adding the aggregate outstanding principal balances, accrued but unpaid interest, and fees, costs and expenses that remain unreimbursed by the Bank’s underlying borrowers), subtracted by, (iii) if applicable, a tax election adjustment for the Seller of $1,500,000 ((i), (ii) and (iii) collectively, the “Purchase Price”). Based on the Bank’s balance sheet as of November 30, 2008, the Purchase Price would be approximately $19.0 million, or $17.5 million if the Seller exercises its option to elect to have the transaction treated as an asset sale under Section 338 of the Internal Revenue Code.

Under the terms of the Agreement the Company and the Seller will enter into an escrow agreement on or prior to closing in which $975,025 of the purchase price will be placed in escrow. The escrow agreement will have a term of one year from the closing date and the funds will be administered pursuant to the terms and procedures of the escrow agreement. The Company and the Seller will also enter into an interim services agreement on or prior to closing in which the Seller will agree to provide certain services to the Bank after the closing of the transaction.

Consummation of the transaction is subject to the satisfaction of certain conditions, including obtaining required approvals from governmental authorities whose approval or consent in connection with the execution, delivery and performance of the Agreement and other related documents has been requested, the accuracy of representations and warranties, the repurchase of certain loans from the Bank by the Seller, the resignation of the Board of Directors and officers of the Bank designated by the Company, and other customary conditions.

The Agreement contains certain termination rights for both parties, including, among other things, the right of either party to terminate if the transaction is not completed by March 31, 2009, and the right to terminate upon the occurrence of certain material breaches of the Agreement. Additionally, the Company may terminate the Agreement until January 16, 2009 at no expense if it is not satisfied with the information revealed in its due diligence review of the Bank. Thereafter, if the Company is not satisfied with the information revealed in its due diligence review of the Bank, the Company may terminate the Agreement from January 17, 2009 until January 23, 2009 for a fee of $300,000, plus expenses incurred by the Seller.

The parties have made customary representations, warranties and covenants in the Agreement, including, among other things, covenants regarding the conduct of the Bank’s business and other activities between the execution of the Agreement and closing. The Agreement is incorporated by reference to this Current Report on Form 8-K. Except for its status as the contractual document between the parties with respect to the agreements described therein, it is not intended to provide factual information about the parties. The representations and warranties contained in the Agreement were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and are subject to limitations agreed to by the contracting parties, including being qualified by disclosures between the parties. These representations and warranties have been made for the purposes of allocating contractual risk between the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, they should not be relied upon by investors as statements of factual information.

The foregoing description of the Agreement is qualified in its entirety by reference to, and should be read in conjunction with, the actual Agreement, a copy of which is filed with this Current Report of Form 8-K as Exhibit 2.1 and is incorporated herein by this reference.

ITEM 8.01.	OTHER EVENTS.

On January 8, 2009, the Company issued a press release announcing the Agreement. The press release is filed herewith as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

2.1	Stock Purchase and Sale Agreement, dated as of January 5, 2009, by and among NewStar Financial, Inc., Southern Commerce Bank, National Association, and Dickinson Financial Corporation. Filed herewith.

99.1	Press Release issued by NewStar Financial, Inc. on January 8, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWSTAR FINANCIAL INC.

Date: January 8, 2009	By:	/s/ JOHN KIRBY BRAY
John Kirby Bray
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
2.1	Stock Purchase and Sale Agreement, dated as of January 5, 2009, by and among NewStar Financial, Inc., Southern Commerce Bank, National Association, and Dickinson Financial Corporation. Filed herewith.

99.1	Press Release issued by NewStar Financial, Inc. on January 8, 2009.